EXHIBIT 21 - SUBSIDIARIES

EDISON BROTHERS STORES, INC.
  AND SUBSIDIARIES

JANUARY 28, 1995




The following is a grouping of subsidiary corporations by segment. All of the outstanding capital stock of the subsidiaries (except for 20% of certain of the Dave and Buster's subsidiaries) is owned, directly or indirectly, by the Company. All of the subsidiaries are included in the consolidated financial statements filed herein. Subsequent to year end 1994, the board of directors of the Company authorized a distribution to its stockholders of its majority interest in its Dave & Buster's division. Seven subsidiaries involved in the spin-off are included in the "other" segment below.

                                                                   No. of
                       Principal                 State of         subsidiary
Segment             business names            incorporation     corporations
Apparel   JW/Jeans West, Oaktree,
          J. Riggings, Coda,                     Maryland              1
          Zeidler & Zeidler/Webster,             Missouri              3
          Repp, Ltd. Big & Tall,                California             1
          5-7-9 Shops, Spirale                   Delaware              1

Footwear  Bakers, Leeds, Precis,
          The Wild Pair, Sacha London            Various              47

Other     Dave and Buster's, Time-Out,
          Space Port, Party Zone,
          Exhilarama, Horizon
          Entertainment, Inc.,
          Other: Corporate-Related
          Functions                              Various              24

          Foreign subsidiaries involved in        Canada               2
          retail operations or acquisition        Mexico               3
          of merchandise for Apparel and          Taiwan               1
          Footwear segments                      Hong Kong             1

                                                                      84
